UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 8, 2021
SERA PROGNOSTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-40606	26-1911522
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2749 East Parleys Way, Suite 200 Salt Lake City, Utah	84109
(Address of principal executive offices)	(zip code)
Registrant’s telephone number, including area code: (801) 990-0520
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging Growth Company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.0001 par value per share	SERA	The Nasdaq Stock Market LLC

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On November 8, 2021, the Board of Directors (the “Board”) of Sera Prognostics, Inc. (the “Company”) appointed Evguenia (Zhenya) Lindgardt, effective November 8, 2021 (the “Effective Date”), as a director to the Board to serve as a Class III Director with a term expiring at the Company’s 2024 annual meeting of stockholders.
Ms. Lindgardt has served as Chief Executive Officer of The Commons Project Foundation, a non-profit public trust established with support from the Rockefeller Foundation, since October 2021. From August 2020 to October 2021, Ms. Lindgardt served as a Managing Director of her Family office. From April 2019 to August 2020, Ms. Lindgardt served as Vice President of Platform and Customer Engagement of the Executive Team at Uber Technologies Inc., a publicly traded transportation network company. Prior to this role, from October 2000 to April 2019, Ms. Lindgardt served as Senior Partner and Managing Director at The Boston Consulting Group, a global consulting company. Ms. Lindgardt also served on the board of directors of City Harvest, a New York City hunger charity from June 2017 to June 2020. Ms. Lindgardt received her B.S. degree in business administration from the University of Southern California and her MBA from Harvard University. We believe Ms. Lindgardt is qualified to serve as a member of our Board based on her extensive experience in the technology and healthcare industries.
In connection with Ms. Lindgardt’s election to the Board, and pursuant to the Company’s Non-Employee Director Compensation Policy, on the Effective Date, Ms. Lindgardt was granted a non-qualified stock option to purchase shares of the Company’s common stock, effective as of the Effective Date (the “Grant Date”), with a Grant Date fair value of $240,000 (based on a Black-Scholes valuation method and rounded down to the nearest whole share) (the “Option”). The Option has a per share exercise price equal to the fair market value (as defined in the Company’s 2021 Equity Incentive Plan) of the Company’s common stock on the Grant Date. The Option will vest in thirty-six (36) substantially equal monthly installments following the Grant Date, subject to Ms. Lindgardt continuing to provide services to the Company through each such vesting.
In addition, Ms. Lindgardt is entitled to receive an annual cash retainer of $35,000 for her service as a non-employee director of the Company pursuant to the Company’s Non-Employee Director Compensation Policy, prorated for the portion of the year that Ms. Lindgardt serves as a director. Currently, the Board has not made a determination regarding any committee assignments for Ms. Lindgardt.
Also in connection with Ms. Lindgardt’s election to the Board, Ms. Lindgardt and the Company will enter into an indemnification agreement in the form the Company has entered into with its other non-employee directors, which form is filed as Exhibit 10.1 to the Company’s Amendment No. 1 to its Registration Statement on Form S-1 (File No. 333-257038) filed by the Company on July 8, 2021. Under this agreement, the Company will agree, among other things, to indemnify Ms. Lindgardt for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts reasonably incurred by Ms. Lindgardt in any action or proceeding arising out of her service as one of the Company’s directors to the maximum extent allowed under Delaware law.
There are no arrangements or understandings between Ms. Lindgardt and any other person pursuant to which Ms. Lindgardt was appointed as a director. There are no transactions to which the Company is a party and in which Ms. Lindgardt has a material interest that is required to be disclosed under Item 404(a) of Regulation S-K. Ms. Lindgardt has not previously held any positions with the Company and has no family relations with any directors or executive officers of the Company.
On November 8, 2021, the Company issued a press release announcing Ms. Lindgardt’s appointment to the Board, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description
99.1	Press release dated November 8, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SERA PROGNOSTICS, INC.

By:	/s/ Jay Moyes
Jay Moyes
Chief Financial Officer
Date: November 8, 2021